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                                  EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                                          PREDECESSOR   SUCCESSOR
                                                         PREDECESSOR  COMPANY                               COMPANY      COMPANY
                               ------------------------------------------------------------------------   -----------   ---------
                                                                                                            QUARTER      QUARTER
                                YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED     YEAR ENDED       ENDED        ENDED
                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    MARCH 31,    MARCH 31,
                                   1997           1998           1999           2000           2001          2001         2002
                               ------------   ------------   ------------   ------------   ------------   -----------   ---------
                                                                         (IN THOUSANDS)
Loss before extraordinary
  item.......................    $ (2,479)      $(19,222)      $(28,933)      $(25,786)     $(143,406)      $(4,198)     $(1,450)
Add fixed charges............
Interest costs including
  amortization of debt
  issuance cost..............       4,946         11,039         15,200         16,363         19,465         4,402        3,591
                                 --------       --------       --------       --------      ---------       -------      -------
     Earnings (loss) before
     fixed charges...........    $  2,467       $ (8,183)      $(13,733)      $ (9,423)     $(123,941)      $   204      $ 2,141
                                 ========       ========       ========       ========      =========       =======      =======
Fixed charges:
  Interest expense including
    amortization of debt
    issuance costs...........       4,946         11,039         15,200         16,363         19,465         4,402        3,591
  Capitalized interest.......       6,616          5,979          2,017             --             --       -------      -------
                                 --------       --------       --------       --------      ---------
     Total fixed charges.....    $ 11,562       $ 17,018       $ 17,217       $ 16,363      $  19,465         4,402        3,591
                                 ========       ========       ========       ========      =========       =======      =======
Deficiency of earnings to
  cover fixed charges........    $ (9,095)      $(26,201)      $(30,950)      $(25,786)     $(143,406)      $(4,198)     $(1,450)
                                 ========       ========       ========       ========      =========       =======      =======
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